UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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APOLLO RESIDENTIAL MORTGAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2015

To the Stockholders of Apollo Residential Mortgage, Inc.:

The 2015 annual meeting of stockholders (the “Annual Meeting”) of Apollo Residential Mortgage, Inc. a Maryland corporation (“AMTG” or the “Company”), will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, 10019, on June 18, 2015, at 9:00 a.m., Eastern Time, to consider and vote on the following matters:

(1)	The election of seven directors to serve on AMTG’s board of directors until AMTG’s 2016 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of Deloitte & Touche LLP as AMTG’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

(3)	The resolution to approve, on an advisory basis, the compensation of AMTG’s named executive officers, as more fully described in the accompanying proxy statement; and

(4)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on April 22, 2015 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to AMTG. By submitting your proxy voting instructions promptly, you can help AMTG avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you hold shares of our common stock, par value $0.01 per share (“Common Stock”), in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of directors until our 2016 annual meeting of stockholders and until their respective successors are duly elected and qualify, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers.

By Order of the Board of Directors of AMTG,

/s/ Teresa D. Covello
Teresa D. Covello Chief Financial Officer, Treasurer and Secretary

New York, New York

April 30, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 18, 2015. The Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about May 7, 2015, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our Proxy Statement and our 2014 Annual Report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone, and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.

The matters to be acted upon at the meeting are described in the Notice of Annual Meeting and Proxy Statement.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON June 18, 2015

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Apollo Residential Mortgage, Inc., a Maryland corporation (“AMTG,” the “Company,” “we,” “our” or “us”), for use at AMTG’s 2015 annual meeting of stockholders (the “Annual Meeting”) to be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, 10019, on June 18, 2015, at 9:00 a.m., Eastern Time, or at any postponements or adjournments thereof.

If you are a registered holder of shares of common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors to serve on our board of directors until our 2016 annual meeting of stockholders and until their successors are duly elected and qualify, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about May 7, 2015.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

From the date of mailing of the Notice of Internet Availability through the conclusion of the Annual Meeting, stockholders will be able to access all of the proxy materials on the Internet. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our 2014 Annual Report on Form 10-K) over the Internet or through other methods specified at the website designated in the Notice of Internet Availability. The designated website contains instructions as to how to vote over the Internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

The Notice of Internet Availability or Annual Meeting materials is being sent to stockholders on, and will be available on the Internet on or about, May 7, 2015.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2014, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, and their report thereon, dated February 19, 2015.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on April 22, 2014 (the “Record Date”) with respect to (i) the election of seven directors to serve on our board of directors until our 2016 annual meeting of stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, (iii) the resolution to approve, on an advisory basis, the compensation of our named executive officers and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Therefore, if you hold your shares in street name and do not give the broker or nominee specific voting instructions on the election of directors or on the resolution to approve, on an advisory basis, the compensation of our named executive officers, your shares will not be voted on those items, and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such items. Abstentions will have no effect on the voting results for any of the proposals.

The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting, (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal and (iii) for the resolution to approve, on an advisory basis, the compensation of our named executive officers, a majority of all the votes cast on the proposal. The board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

As of the Record Date, we had issued and outstanding 32,097,377 shares of Common Stock.

1. ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of seven directors, Frederick N. Khedouri, Marc E. Becker, Mark C. Biderman, Thomas D. Christopoul, Michael A. Commaroto, Frederick J. Kleisner and Hope S. Taitz. In accordance with our charter (“Charter”) and Amended and Restated Bylaws (“Bylaws”), each director will hold office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), Frederick N. Khedouri, Mark C. Biderman, Thomas D. Christopoul, Michael A. Commaroto, Frederick J. Kleisner and Hope S. Taitz have been nominated by our board of directors to stand for re-election as directors, and James E. Galowski has been nominated to stand for election as a director for the first time, by the stockholders at the Annual Meeting to serve until our 2016 annual meeting of stockholders and until their respective successors are duly elected and qualify. Marc E. Becker has chosen not to stand for re-election as a director. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Khedouri, Biderman, Christopoul, Commaroto, Galowski and Kleisner and Ms. Taitz, as directors, unless otherwise instructed. If the candidacy of Messrs. Khedouri, Biderman, Christopoul, Commaroto, Galowski and Kleisner and Ms. Taitz should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if elected, any of Messrs. Khedouri, Biderman, Christopoul, Commaroto, Galowski and Kleisner and Ms. Taitz will be unable or unwilling to serve as a director.

Information Regarding the Director Nominees

The following information is furnished as of April 30, 2015 regarding the director nominees.

Frederick N. Khedouri, 64, has been the Chairman of our board of directors since our initial public offering (our “IPO”) in July 2011. Mr. Khedouri has also been a Vice President of ARM Manager, LLC (our “Manager”) and a member of our Manager’s Investment Committee since July 2011. He is a Partner of Apollo Management International LLP and serves as a member of the Investment Committee and as Chief Investment Officer of Apollo European Principal Finance Fund L.P., a fund that commenced operations in 2007 and focuses primarily on financial assets in Western Europe. Mr. Khedouri also serves on the board of directors for Avant Tarjeta, Establecimiento Financiero de Crédito, S.A., a Spanish credit institution, and EVO Banco, S.A., a Spanish bank. Prior to joining Apollo Global Management, LLC (NYSE: APO) (together with its subsidiaries, “Apollo”) in 2008, Mr. Khedouri spent 22 years in the investment banking and mortgage-backed securities division of Bear Stearns & Co. Inc. Mr. Khedouri became a Senior Managing Director at Bear Stearns & Co. Inc. in 1991. In the course of his career there, he oversaw the firm’s activities relating to the U.S. savings and loan crisis from 1989 to 1993, leading over $35 billion of residential and commercial mortgage securities offerings for the Resolution Trust Corporation, the government agency responsible for liquidating the assets of failed institutions. He subsequently served as global head of the financial institutions investment banking group. In 2006, he transferred to London to manage the firm’s U.K. and European mortgage and asset-backed securities principal investing, mortgage origination, and advisory and underwriting businesses. Prior to joining Bear Stearns & Co. Inc. in 1987, he served in senior policy posts in the White House under President Reagan. From 1981 to 1985, he was deputy for policy and Associate Director for Natural Resources, Energy and Science in the White House Office of Management and Budget. From 1985 to 1987, he was Assistant to the Vice President for policy and Deputy Chief of Staff to Vice President George Bush. Mr. Khedouri graduated from the University of Chicago with an AB in European History. He graduated from the University of Texas School of Law and joined the State Bar of Texas in 1976. Mr. Khedouri was selected to serve as a director on our board of directors because of his depth of knowledge about the real estate industry and his extensive managerial and executive experience.

Mark C. Biderman, 69, has been one of our directors since our IPO in July 2011. Mr. Biderman has also served on the board of directors of Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI), a publicly traded real estate investment trust (“REIT”) managed by an affiliate of Apollo since November 2010. Since February 2011, Mr. Biderman has been a member of the board of directors of Atlas Energy G.P., LLC, General Partner of Atlas Energy, L.P. (NYSE: ATLS), an energy-focused master limited partnership. In February 2015, Atlas Energy GP LLC completed a merger with a subsidiary of Targa Resources Group (NYSE: TRGP), forming a new public company. Mr. Biderman then ceased being a director of Atlas Energy GP LLC and became a director of Atlas Energy Group, LLC (NYSE: ATLS). Since August 2010, Mr. Biderman has been a member of the board of directors of the Full Circle Capital Corporation (NASDAQ: FULL), an externally managed business development company. Mr. Biderman served as a member of the board of directors of Atlas Energy, Inc., an independent natural gas producer that also owned an interest in an energy services provider, from July 2009 through February 2011. Since January 2009, Mr. Biderman has been a consultant focused on the financial services sector. Mr. Biderman served as Vice Chairman of National Financial Partners Corp. (NYSE: NFP), a benefits, insurance and wealth management services firm, from September 2008 through December 2008. From November 1999 until September 2008, he served as NFP’s Executive Vice President and Chief Financial Officer. From 1987 to 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets, or CIBC, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Prior to investment banking, he was an equity research analyst covering the commercial banking industry. Mr. Biderman was on the “Institutional Investor” All American Research Team from 1973 to 1985 and was First Team Bank Analyst in 1974 and 1976. Mr. Biderman chaired the Due Diligence Committee at CIBC and served on the Commitment and Credit Committees. He serves on the Board of Governors and as Treasurer of Hebrew Union College-Jewish Institute of Religion, on the Board of Trustees of Congregation Rodeph Sholom, on the Board of Directors and as Treasurer of Center for Jewish Life Princeton University—Hillel and on the Board of Governors and as Treasurer of the Noyac Golf Club. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman received a BSE degree, with high honors, in chemical engineering from Princeton University and an MBA from the Harvard Graduate School of Business Administration. Mr. Biderman qualifies as an “audit committee financial expert” under the guidelines of the Securities and Exchange Commission (the “SEC”). Mr. Biderman was selected to serve as a director on our board of directors because of his business acumen and valuable operational experience.

Thomas D. Christopoul, 50, has been one of our directors since our IPO in July 2011. Mr. Christopoul has been a Senior Partner of Cain Hoy Enterprises since January 2015, an affiliate of Guggenheim Partners, where he was Senior Managing Director of Global Real Estate and Infrastructure from April 2012 to December 2014. Prior to that, Mr. Christopoul was Executive Chairman of GPS Industries, LLC, a developer, manufacturer and distributor of cart-mounted global positioning system technology for the global golf industry, from 2009 to 2012 and Executive Chairman of Rita’s Water Ice, LLC, a company that operates and franchises an Italian ice concept in the United States from 2010 to 2012. From 2009 to 2013, he served as an Operating Partner at Falconhead Capital, LLC, a private equity firm in New York City. From June 2007 to August 2009, he served as President and Chief Executive Officer of Resources Connection, Inc. (NASDAQ: RECN), a multinational professional services firm, where he also served as an independent member of the board of directors from January 2006 to June 2007. Prior to October 2005, Mr. Christopoul served as Chairman and Chief Executive Officer of the Marketing Services Division of Cendant Corporation (NYSE: CD), or Cendant. During his more than 10 years with Cendant, he led worldwide human resources and information technology, marketing and a broad array of corporate staff functions on a global basis through his service in a number of senior executive positions, including: Chairman and Chief Executive Officer of the Financial Services Division of Cendant, where he managed Jackson-Hewitt Tax Services; Senior Executive Vice President and Chief Administrative Officer; Executive Vice President of Corporate Services; Senior Vice President of Human Resources and Vice President of Human Resources for HFS Inc. (Hospitality Franchise Systems, Cendant’s predecessor). Prior to HFS Inc. and Cendant, he was the Director of Labor Relations for the Nabisco Biscuit Company from 1992 to 1995 and also worked for the Pepsi-Cola Company from 1998 to 1992. He is a member of the boards of directors of several privately held companies. Mr. Christopoul graduated from Rutgers University with a BA and from Purdue University with an MS degree where he is a distinguished alumnus. Mr. Christopoul qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Christopoul was selected to serve as a director on our board of directors because of his extensive managerial and executive experience. He is also a director of Rexnord Corporation (NYSE: RXN).

Michael A. Commaroto, 58, has been one of our Directors since 2014 and has served as our Chief Executive Officer and President since our IPO in July 2011. Mr. Commaroto is also the Chief Executive Officer of our Manager and the head of our Manager’s Investment Committee. Mr. Commaroto has also been the Chief Executive Officer-Capital Markets of Vantium Management, L.P., an Apollo-sponsored investment manager with a focus on investing in a static pool of residential mortgage loans in both whole loan and securitized forms, since 2008. Prior to joining Vantium Management, L.P., Mr. Commaroto was at Deutsche Bank AG (NYSE: DB), or Deutsche Bank, as the U.S. Head of Whole Loan Trading from 2000 to 2007. Prior to joining Deutsche Bank, Mr. Commaroto spent over 16 years at Credit Suisse First Boston and its predecessor companies, where, among other responsibilities, he managed the whole loan trading and finance business for the Principal Trading Group and the Mortgage Department. Mr. Commaroto started his career at Arthur Andersen & Co. where he focused on auditing broker dealers and investment banks. Mr. Commaroto graduated from Union College with a BA in economics and from the University of Rochester with an MBA with a concentration in accounting and finance. Mr. Commaroto has been selected to serve as a director on our board of directors because of his extensive experience in the residential mortgage industry.

James E. Galowski, 52, has been selected by our board of directors to stand for election as a director for the first time. Mr. Galowski has been Senior Portfolio Manager, Corporate Structured Credit at Apollo since April 2012. Prior to joining Apollo, Mr. Galowski was a Partner at Stone Tower Capital (“STC”) from September 2006 to April 2012, where he was responsible for overseeing STC’s investment activities in structured credit. From June 1990 to September 2005, Mr. Galowski served as Managing Director with WestLB in New York, London and Singapore. In Singapore, he was responsible for the bank’s Financial Markets activities in the Asia Pacific region with trading rooms in Hong Kong, Singapore, Tokyo, Sydney and Shanghai. From March 2012 to September 2005, he was a Managing Director and served on the Board and Executive Committee of WestLB Asset Management (U.S.) LLC, which ultimately became Brightwater Capital Management. While in London, Mr. Galowski focused on the re-organization of the bank’s European Treasury operations and served as the acting Group Treasurer of the Thomas Cook Group. While with WestLB in New York, Mr. Galowski was responsible for the ABS portfolio management business. From June 1985 to July 1990, Mr. Galowski served as a Senior Trader with the Canadian Imperial Bank of Commerce. Mr. Galowski graduated from St. John’s University with a BS in Finance and from Fordham University’s School of Business with an MBA. Mr. Galowski was selected to serve as a director on our board of directors because of his extensive background in the financial services industry and management.

Frederick J. Kleisner, 70, has been one of our directors since our IPO in July 2011. Mr. Kleisner served as President and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company, from October 2007 to March 2011. From December 2007 until March 2011, Mr. Kleisner also served as Chief Executive Officer of Morgans Hotel Group Co. (NASDAQ: MHGC), or Morgans, a hospitality company, and as President and Chief Executive Officer (including interim President and Chief Executive Officer) of Morgans from September 2007 until March 2009. Mr. Kleisner also served as a director of Morgans from February 2006 until March 2011. From January 2006 to September 2007, Mr. Kleisner was the Chairman and Chief Executive Officer of Rex Advisors, LLC, a hotel advisory firm. From August 1999 to December 31, 2005, Mr. Kleisner served as President, Chief Operating Officer and, from March 2000 to August, 2005, Chief Executive Officer of Wyndham International, Inc., or Wyndham International, a global hotel company. Mr. Kleisner also has served as Chairman of Wyndham International’s Board from October 2000 to August 2005. From January 1998 to August 1999, he served as President and Chief Operating Officer of The Americas for Starwood Hotels & Resorts Worldwide, Inc. Hotel Group. He has held senior positions with Westin Hotels and Resorts Worldwide, where he served as President and Chief Operating Officer from 1995 to 1998, Interstate Hotels Company, where he served as Executive Vice President and Group President of Operations from 1990 to 1995, The ITT Sheraton Corporation, where he served as Senior Vice President, Director of Operations, North America Division-East

from 1985 to 1990, and Hilton Hotels, Corp. where for 16 years he served as General Manager of several landmark hotels. Since 2013, Mr. Kleisner serves as a director of Caesars Entertainment Corporation (NASDAQ: CZR). Mr. Kleisner has served as a director of Innkeepers USA Trust, a subsidiary of Apollo Investment Corporation (NASDAQ: AINV), from November 2007 to August 2010, and serves as a director of Kindred Healthcare, Inc. (NYSE: KND), a healthcare services company, since April 2009. He is currently a director of Playtime, LLC, a manufacturer of antibacterial and antimicrobial playground equipment and play systems, and Aimbridge Hospitality, Inc., a hotel investment and management firm. He also serves as a Real Estate Investment Management Advisory Board member of Michigan State University’s Eli Broad College of Business, School of Hospitality Business. Mr. Kleisner graduated from Michigan State University with a BA in Hotel Management, completed advanced studies at the University of Virginia, Darden School of Business and attended The Catholic University of America. Mr. Kleisner qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Kleisner was selected to serve as a director on our board of directors because of his strong operating, management and real estate investment experience.

Hope S. Taitz, 50, has been one of our directors since our IPO in July 2011. Since 2004, Ms. Taitz has acted as a consultant in the retail/consumer industries and since April 2011, has served as a director of Athene Holding Ltd., Athene Life Re Ltd., Athene Annuity and Life Company, Athene Annuity & Life Assurance Company, Athene USA Corporation, Athene Life Insurance Company of New York, Athene Annuity & Life Assurance Company of New York, and Diamond Resorts International, Inc. Since July 2014, Ms. Taitz has served as a director of Lumenis Ltd. (NASDAQ: LMNS), a healthcare company. Since January 2015, Ms. Taitz has served as a director of MidCap FinCo Holdings Limited, MidCap FinCo Limited and MC Feeder Limited. From 1995 to 2003, Ms. Taitz was Managing Partner of Catalyst Partners, L.P., a money management firm focused on special situations in both debt and equity in sectors including retail, consumer and specialty finance. From 1990 to 1992, Ms. Taitz was a Vice President at The Argosy Group (now part of the Canadian Imperial Bank of Commerce (NYSE: CM)) specializing in financial restructuring before becoming a Managing Director at Crystal Asset Management, from 1992 to 1995. From 1986 to 1990, Ms. Taitz was at Drexel Burnham Lambert, first as a mergers and acquisitions analyst and then as an associate in the leveraged buyout group. Ms. Taitz is a founding executive member of Youth Renewal Fund, Pencils of Promise and Girls Who Code. Ms. Taitz graduated with honors from the University of Pennsylvania with a BA in Economics. Ms. Taitz was selected to serve as a director on our board of directors because of her extensive background in finance and her management experience.

Our board of directors recommends a vote FOR the election of Messrs. Khedouri, Biderman, Christopoul, Commaroto, Galowski and Kleisner and Ms. Taitz as directors.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR Messrs. Khedouri, Biderman, Christopoul, Commaroto Galowski and Kleisner and Ms. Taitz, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

In accordance with our Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

There is no familial relationship among any of the members of our board of directors or executive officers. See “Corporate Governance—Director Independence.”

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors (the “Audit Committee”) has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Deloitte & Touche LLP has audited our financial statements since July 27, 2011 (commencement of operations) and has also provided us with certain tax services. Our board of directors is requesting that our stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Deloitte & Touche LLP for the fiscal years ended December 31, 2014 and 2013.

	For the Fiscal Year Ended December 31,
	2014	2013
Audit Fees(1)	$725,000	$802,760
Audit-Related Fees(2)	—	—
Tax Fees(3)	332,317	361,100
All Other Fees(4)	—	72,000

Total	$1,057,317	$1,235,860

(1)	2014 and 2013 Audit Fees include: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings and communications; and (iv) accounting consultation attendant to the audit.
(2)	There were no Audit-Related Fees incurred in 2014 or 2013.
(3)	2014 and 2013 Tax Fees include tax compliance, tax planning, tax advisory and related tax services.
(4)	2013 All Other Fees include costs associated with the issuance of a report in connection with performing agreed upon procedures for an investment transaction that was consummated in February 2014.

The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by the Company’s external auditors and evaluate the effect thereof on the independence of the external auditors. All audit and tax services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

3. ADVISORY APPROVAL OF THE COMPENSATION OF AMTG’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement, as required by SEC rules.

We do not have any employees. We are managed by ARM Manager, LLC, our Manager, pursuant to the management agreement between us and our Manager dated as of July 21, 2011 (the “Management Agreement”). Under the Management Agreement, we pay our Manager the management fees described in “Certain Relationships and Related Transactions.” We do not have agreements with any of our executive officers or any employees of our Manager or its affiliates with respect to their cash compensation. Our named executive officers, as described in this Proxy Statement, are employees of our Manager or one of its affiliates and do not receive cash compensation from us for serving as our executive officers. Under the terms of the Management Agreement, we reimburse our Manager or its affiliates for our allocable share of the compensation, including annual base salary, bonus and any related withholding taxes and employee benefits, paid to our Chief Financial Officer based on the percentage of his or her time spent managing our affairs in that role. However, we do not determine the compensation payable to our Chief Financial Officer by our Manager.

Our Manager and personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement are eligible to receive equity award compensation under the Apollo Residential Mortgage, Inc. 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”). Our named executive officers are eligible to receive such grants. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for a description of grants made under the 2011 Equity Incentive Plan during the fiscal year ended December 31, 2014.

Accordingly, the following advisory and non-binding resolution will be presented to our stockholders at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation payable to our named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s Proxy Statement for the Company’s 2015 Annual Meeting of stockholders, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the Proxy Statement relating to the Company’s 2015 Annual Meeting of Stockholders.

Although this resolution is advisory and non-binding, our board of directors and the Compensation Committee of our board of directors (the “Compensation Committee”) value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

Our board of directors recommends a vote FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2014, our board of directors held six meetings. All of our directors attended at least 75% of the meetings of our board of directors and of the committees of our board of directors on which they served during 2014. Six of the directors then serving on our board of directors attended our 2014 annual meeting of stockholders. Our board of directors’ policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Committees of the Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee. Mark C. Biderman (Chair), Thomas D. Christopoul and Frederick J. Kleisner are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the written charter of the Audit Committee and certain categorical standards (the “Independence Standards”) adopted by our board of directors to assist it in making determinations with respect to the independence of our directors. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of our directors’ respective backgrounds and experience), that Mr. Biderman, Mr. Christopoul and Mr. Kleisner each qualify as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. Mr. Biderman currently serves on the audit committee of four public companies (including us). In accordance with our Audit Committee charter, these obligations have been disclosed to our board of directors. Our board of directors has determined that serving on the audit committee of three other public companies does not impair Mr. Biderman’s ability to effectively serve on our Audit Committee.

The Audit Committee, which met nine times during 2014, among other things, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual financial statements as well as approving the filing of our interim financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.apolloresidentialmortgage.com.

Compensation Committee. Thomas D. Christopoul (Chair), Frederick J. Kleisner and Hope S. Taitz are the current members of the Compensation Committee. Our board of directors has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Compensation Committee. The Compensation Committee, which met four times during 2014, is responsible for evaluating the performance of our Manager, reviewing the compensation and fees payable to our Manager under our Management Agreement, preparing Compensation Committee reports and administering the issuance of any shares of Common Stock or other equity awards issued to personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement. Because our Management Agreement provides that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager or its affiliates, do not receive cash compensation from us for serving as our officers. To the extent that the Company is responsible for paying the compensation or any other employee benefits of the Chief Executive Officer, the Compensation Committee will review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and determine the Chief Executive Officer’s compensation level based on this evaluation. Under our Management Agreement, we are responsible for reimbursing our Manager or its affiliates, as applicable, for our allocable share of the compensation and employee benefits paid to our Chief Financial Officer by our Manager based on the percentage of his or her time spent on our affairs and other corporate finance, tax, accounting, internal audit, legal, risk management, operations and compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs. The Compensation Committee is responsible for reviewing the information provided by our Manager to support the determination of our share of such costs. The Compensation Committee consults with our Manager when recommending to the board of directors the level of awards under the 2011 Equity Incentive Plan (as described below) to be payable to the personnel of our Manager and its affiliates. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. The specific responsibilities of the Compensation Committee are set forth in its written charter, which is available for viewing on our website at www.apolloresidentialmortgage.com.

Nominating and Corporate Governance Committee. Hope S. Taitz (Chair) and Mark C. Biderman are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met three times during 2014, is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to the board qualified candidates for election as directors and approving and recommending to the full board of directors the appointment of each of our officers. For a discussion of the consideration of diversity in the process by which candidates for director are considered for nomination by the Nominating and Corporate Governance Committee, and the process for identifying and evaluating nominees for director, including nominees recommended by security holders, please see “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends to the board of directors nominees for each committee of our board of directors. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and that of the individual directors and reports thereon to our board of directors. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.apolloresidentialmortgage.com.

Report of the Audit Committee

The Audit Committee has furnished the following report for the fiscal year ended December 31, 2014:

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Our Manager is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held nine meetings in 2014. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Deloitte & Touche LLP, our independent registered public accounting firm. At these meetings, among other things, the Audit Committee reviewed the consolidated financial statements contained in our quarterly and annual periodic reports, as applicable, as well as our earnings releases. The Audit Committee also oversees our internal audit function, which is performed by a third-party provider whose engagement and fees were reviewed by the Audit Committee. In addition, the Audit Committee and management discussed with Deloitte & Touche LLP, an independent registered public accounting firm, the overall scope and plans for its audit.

At a meeting held subsequent to December 31, 2014, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements for the period ended December 31, 2014, and the related report prepared by Deloitte & Touche LLP. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with Deloitte & Touche LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standards No. 16 (Communication with Audit Committees), as currently in effect, which included a discussion of Deloitte & Touche LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Deloitte & Touche LLP their independence from us. Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by Deloitte & Touche LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2014 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and is presenting this selection to our stockholders for ratification.

Mark C. Biderman, Chair

Thomas D. Christopoul

Frederick J. Kleisner

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS

We pay directors’ fees only to those directors who are independent under the NYSE listing standards.

In 2014, we paid a $87,500 annual base director’s fee to each of our independent directors, $50,000 of which was paid in cash and $37,500 of which was paid in shares of restricted Common Stock. In addition, in 2014, each independent director who served on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an annual cash retainer of $10,000, $2,000 and $2,000, respectively, and the Chairs of each committee received an annual cash retainer of $20,000, $5,000 and $5,000, respectively. We reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. The shares of restricted Common Stock that our independent directors receive as part of their annual base fee vest in equal installments beginning on the first business day of each fiscal quarter following the date of grant over a three year period. Upon the declaration of a dividend payable to holders of shares of our Common Stock, our directors will receive dividend payments attributable to the shares of restricted Common Stock they hold to the same extent, and in the same per share amounts, as other holders of our Common Stock. In April 2014, each of our independent directors received 2,302 restricted shares of Common Stock as part of his or her annual base director’s fee.

In addition to shares of restricted Common Stock received as part of their annual base fee, our independent directors are also eligible to receive grants of stock options, shares of restricted Common Stock, phantom shares, dividend equivalent rights, restricted stock units and other equity-based awards under our 2011 Equity Incentive Plan.

The following table summarizes the annual compensation received by our independent directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Mark C. Biderman	$72,000	$137,240	$209,240
Thomas D. Christopoul	65,000	137,240	202,240
Frederick J. Kleisner	62,000	137,240	199,240
Hope S. Taitz	57,000	137,240	194,240

(1)	Amounts in this column represent annual board and committee fees and annual chair fees paid to independent directors in 2014.
(2)	Amounts in this column represent the aggregate grant date fair value of awards of shares of restricted Common Stock computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. In addition to shares of restricted Common Stock received as part of their annual base fee, in December 2014 each of our independent directors received a grant of 6,226 shares of restricted common stock under our 2011 Equity Incentive Plan.

CORPORATE GOVERNANCE

Role of the Board and Risk Oversight

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our Manager and our executive officers.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from our Manager concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks and any environmental risks, if applicable. The Audit Committee also considers enterprise risk management. Our Manager regularly reports to our board of directors on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable real estate investment trust (“REIT”) and Investment Company Act of 1940 rules. Members of our board of directors routinely meet with our Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

We maintain separate roles for our Chief Executive Officer and Chairman of our board of directors.

Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of our Manager. A majority of our current directors are “independent” under NYSE standards, as more fully described elsewhere in this Proxy Statement under “Corporate Governance.” The independent directors meet separately from the personnel of our Manager on at least a quarterly basis and are very active in the oversight of our Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our Manager and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors’ meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each board of directors’ committee have complete and open access to our Manager and its officers, employees and other personnel who support our Manager in providing services to us under our Management Agreement.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our Manager. The current governance structure, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors and executive officers. The Code of Conduct was designed to assist directors and executive officers in complying with applicable laws, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable governmental, state and local laws, compliance with securities laws, the use and protection of company assets, the protection of our confidential corporate information, dealings with the press and communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, health and safety, and conflicts of interest, including payments and gifts by third parties to directors and officers, outside financial interests of directors and officers that might be in conflict with our interests, access to our confidential records, corporate opportunities, and loans to directors and officers. The Code of Conduct is available for viewing on our website at www.apolloresidentialmortgage.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.apolloresidentialmortgage.com. We will also provide the Guidelines, free of charge, to stockholders who request them. Requests should be directed to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the Guidelines, our board of directors has also adopted Independence Standards to assist it in making determinations with respect to the independence of our directors. The Independence Standards are available for viewing on our website at www.apolloresidentialmortgage.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that four of our seven current directors—Mark C. Biderman, Thomas D. Christopoul, Frederick J. Kleisner and Hope S. Taitz—qualify as independent directors under the NYSE listing standards and the Independence Standards.

Review and Approval of Transactions with Related Persons

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of our outstanding capital stock, or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in this Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•

Any covered related party transaction must be approved by our board of directors or by a committee of our board of directors consisting solely of disinterested directors. In considering the transaction, our board of directors or any such committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction, (ii) the available alternatives, (iii) whether the transaction is on terms comparable to those available to or from third parties, (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, our board of directors or committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•

Management or the affected director or executive officer will bring the matter to the attention of the Chair of the Audit Committee or, if the Chair of the Audit Committee is the affected director, to the attention of the Chair of the Nominating and Corporate Governance Committee.

•

The appropriate Chair shall determine whether the matter should be considered by our board of directors or by a committee of our board of directors consisting solely of disinterested directors (the “Appointed Committee”).

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

•

No director shall participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to our board of directors or the Appointed Committee.

•

If a related party transaction will be ongoing, our board of directors or the Appointed Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party.

•	All related party transactions shall be disclosed in our applicable filings with the SEC as required under applicable securities law rules and regulations.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the guidelines set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of the Company and its stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

Upon determining the need for additional or replacement board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the Chairman of our board of directors and our Chief Executive Officer, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate candidates for election as directors. Our stockholders of record also have the right to request the inclusion of proposals in the Company’s proxy statement pursuant to SEC rules. See “Submission of Stockholder Proposals” for information regarding providing timely notice of stockholder proposals under SEC rules.

Hedging and Speculative Trading

Our board of directors has adopted, as part of our insider trading policy, prohibitions against our executives, directors and all employees, partners, directors and officers of Apollo Global Management, LLC and its subsidiaries engaging in transactions of a speculative nature involving our securities at any time, including, but not limited to, the purchase or sale of put options. In addition, such persons are prohibited from short-selling our securities or engaging in transactions involving other derivatives based on our securities, including options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our Common Stock (other than securities granted under our 2011 Equity Incentive Plan).

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a board meeting in conjunction with our annual meeting of stockholders and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Communications with the Board of Directors

Our board of directors has established a process by which stockholders or other interested parties may communicate in writing with our directors, a committee of our board of directors, our independent directors as a group or our board of directors generally. Any such communications may be sent to our board of directors by U.S. mail or overnight delivery and should be directed to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials are not required to be forwarded to our directors; however, such materials may be forwarded at the discretion of our Secretary. Our board of directors has approved this communication process.

Executive Sessions of Independent Directors

The independent directors serving on our board of directors intend to meet in executive sessions at least four times per year at regularly scheduled meetings of our board of directors. These executive sessions of our board of directors will be presided over by one of the independent directors serving on our board of directors selected on an ad-hoc basis.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our President and Chief Executive Officer is Michael A. Commaroto. Teresa D. Covello, age 50, is our Chief Financial Officer, Treasurer and Secretary. For Mr. Commaroto’s biography, please see “Election of Directors—Information Regarding the Director Nominees.” The following sets forth the biographical information for Ms. Covello as of April 30, 2015.

Teresa D. Covello, 50, has served as our Chief Financial Officer, Treasurer and Secretary since January 1, 2014. From April 2012 to December 2013, Ms. Covello was the Controller of our Manager. From 2003 to 2011, Ms. Covello served as the Chief Accounting Officer and Treasurer of MFA Financial, Inc. (NYSE: MFA), a residential mortgage REIT, and as its Senior Vice President and Controller from 2001 to 2003. In 2000, Ms. Covello was a self-employed financial consultant, concentrating in investment banking within the financial services sector. From 1990 to 2000, she held progressive positions, as the Director of Financial Reporting and served on the Strategic Planning Team for JSB Financial, Inc., the parent company of Jamaica Savings Bank FSB, which was acquired in January 2000. Ms. Covello began her career in public accounting with KPMG Peat Marwick (predecessor to KPMG LLP). She graduated from Hofstra University with a BS in Public Accounting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We have no employees. We are managed by ARM Manager, LLC, our Manager, pursuant to our Management Agreement. Under the Management Agreement, we pay our Manager the management fees described in “Certain Relationships and Related Transactions.” We do not have agreements with any of our executive officers or any employees of our Manager or its affiliates with respect to their cash compensation. For purposes of this Proxy Statement, Michael A. Commaroto and Teresa D. Covello are our “named executive officers” as defined in Item 402(a)(3) of Regulation S-K. Our named executive officers are employees of our Manager or one of its affiliates and do not receive cash compensation from us for serving as our executive officers. However, under the terms of the Management Agreement, we reimburse our Manager or its affiliates for our allocable share of the compensation, including annual base salary, bonus and any related withholding taxes and employee benefits, paid to our Chief Financial Officer, based on the percentage of his or her time spent managing our affairs in that role. For the year ended December 31, 2014, the amount of Ms. Covello’s total compensation allocable to us for serving as our Chief Financial Officer was $707,456. We do not determine the compensation payable to Ms. Covello by our Manager or its affiliates. Our Manager or its affiliates, in their discretion, determine the levels of base salary and cash incentive compensation earned by our executive officers. Our Manager or its affiliates also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs.

Say-on-Pay Vote

At our 2014 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. The Compensation Committee reviewed the results of this advisory “say-on-pay” vote. A substantial majority of our stockholders (97.6%) that voted for the proposal at the annual meeting of stockholders approved the compensation of our named executive officers as described in our proxy statement for last year’s annual meeting of stockholders.

Say-on-Frequency Vote

At our 2012 annual meeting of stockholders, our stockholders recommended that we hold an advisory stockholder vote on the compensation of our named executive officers annually. In light of this recommendation from our stockholders, as well as other factors, our board of directors has determined that we will hold an annual stockholder advisory vote with respect to the compensation of our named executive officers.

Equity Compensation

The Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of our Manager and personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement with those of our stockholders, by allowing our Manager and personnel of our Manager and its affiliates to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards are generally subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to enable our Manager and its affiliates who support our Manager to attract, motivate and retain talented individuals. We have adopted the 2011 Equity Incentive Plan, which provides for the issuance of equity-based awards, including shares of restricted Common Stock, restricted stock units, stock options, phantom shares, dividend equivalent rights and other awards based on our Common Stock. Shares of restricted Common Stock issued to our independent directors with respect to a portion of their annual director fees are also issued under the 2011 Equity Incentive Plan.

Our board of directors has delegated its administrative responsibilities under the 2011 Equity Incentive Plan to the Compensation Committee. In its capacity as plan administrator, the Compensation Committee has the authority to make awards to our Manager, directors and officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, and to determine what form the awards will take and the terms and conditions of the awards.

The Compensation Committee considers our performance as one of the important factors in determining the awards granted under the 2011 Equity Incentive Plan. The Compensation Committee, in consultation with our Manager and executive officers, developed performance measures in order to link awards under the 2011 Equity Incentive Plan with our financial and operating performance by considering the attainment of certain Company performance measures in connection with grants of future awards under the 2011 Equity Incentive Plan. Accordingly, in evaluating our performance for 2014, the Compensation Committee considered the achievement of various measures of Company and individual performance, the quality, performance and diversification of our investment portfolio, our dividend yield, our ability to develop a broad range of repurchase agreement counterparties and the development and implementation of our financial reporting and asset management infrastructure. In addition, the Compensation Committee considered individual contributions to our activity during 2014 by our executive officers and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement. As a result of this review process, the Compensation Committee determined to make the grants set forth under “2014 Equity Grants” below to personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement.

The Compensation Committee has not adopted a formal equity incentive compensation program for 2015, and, to the extent the Compensation Committee determines to make grants during 2015, we expect that goals, business objectives and measures of our performance will be considered by the Compensation Committee, in consultation with our Manager and executive officers, in determining whether to make, and the amount of any, such grants.

2014 Equity Grants

During 2014, the Compensation Committee approved aggregate awards of 130,124 restricted stock units under the 2011 Equity Incentive Plan to personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, including our named executive officers. Mr. Commaroto and Ms. Covello received 33,779 and 10,896 respectively, of these restricted stock units during 2014. Mr. Khedouri, the Chairman of our board of directors, received 6,226 restricted stock units during 2014 in connection with his services provided to us under the Management Agreement. The restricted stock units granted during 2014 vest in equal installments on the last day of each fiscal year over a period of three years, beginning on the fiscal year following the date of the original grant of the restricted stock units. In addition, the recipients have the right to receive, with respect to each restricted stock unit, cash dividend distributions paid not later than 30 days after any ordinary cash dividend distributions are paid to the holders of our Common Stock. We will deliver to the recipients shares of non-restricted Common Stock equal to the number of vested restricted stock units no later than March 15th following the year in which the applicable vesting date occurs. Please see “2011 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a description of restricted stock units.

Compensation Committee Report

The Compensation Committee evaluates and establishes equity award compensation for our Manager and personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement and administers our 2011 Equity Incentive Plan. The Compensation Committee consults with our Manager when recommending to the board of directors the level of grants under our 2011 Equity Incentive Plan to be payable to our Manager and the personnel of our Manager and its affiliates. While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The Compensation Committee believes that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Thomas D. Christopoul, Chair

Frederick J. Kleisner

Hope S. Taitz

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by our named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(1)	Total ($)
Michael A. Commaroto,	2014		$—	$—	$538,437	$—	$538,437
President and Chief Executive Officer	2013		—	—	—	—	—
	2012		—	—	1,602,293	—	1,602,293

Teresa D. Covello,	2014	(3)	275,000	241,374	173,682	17,400	707,456
Chief Financial Officer, Treasurer and Secretary

(1)	Amounts in the columns entitled “Salary,” “Bonus” and “All Other Compensation” for Ms. Covello represent the compensation expense, including annual base salary and bonus (comprised of cash and equity-based awards made by an affiliate of our Manager), that is allocable to us based on the percentage of time she spent managing our affairs in her capacity as Chief Financial Officer, which we reimbursed to our Manager. The amount in the column entitled “All Other Compensation” for Ms. Covello includes our allocable share of the expenses associated with benefits.
(2)	Amounts in this column represent the aggregate grant date fair value of awards of restricted stock units computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 (Note 17, Equity Award Plan).
(3)	Ms. Covello has served as our Chief Financial Officer, Treasurer and Secretary since January 1, 2014, and therefore received no compensation allocable to us for the fiscal years ended December 31, 2013 and 2012.

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted during the 2014 fiscal year to our named executive officers.

Grants of Plan-Based Awards for 2014

	Grant Date	Date of Board of Director Action	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Michael A. Commaroto	12/29/2014	12/10/2014	33,779	$538,437
Teresa D. Covello	12/29/2014	12/10/2014	10,896	173,682

(1)	Amounts in this column represent restricted stock unit awards.
(2)	Amounts in this column represent the aggregate grant date fair value of awards granted in 2014 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to all outstanding equity-based awards held at the end of the fiscal year ended December 31, 2014 by each named executive officer.

Names	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael A. Commaroto	59,225	$933,978
Teresa D. Covello	18,788	296,287

(1)	Represents restricted stock units granted pursuant to the 2011 Equity Incentive Plan, which vest in accordance with the terms of the applicable award agreements.
(2)	Based on the closing price of our Common Stock on the last business day of the fiscal year ended December 31, 2014—$15.77.

Option Exercises and Stock Vested

No stock options have been granted by the Company to date. The following table summarizes certain information regarding restricted stock unit awards that vested during the fiscal year ended December 31, 2014 with respect to the named executive officers.

	Stock Vested in 2014
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael A. Commaroto	27,195	$448,784
Teresa D. Covello	5,614	93,077

(1)	This represents the number of vested restricted stock units for which the delivery of shares of Common Stock is currently deferred. The restricted stock units that were granted at the time of our IPO vest on a quarterly schedule over a period of three years from the date of the original grant. The restricted stock units that were granted during 2012 and 2013 vest in equal annual installments over a period of three years from the date set forth in the applicable award agreement. Following the expiration of the final vesting period, the Company will deliver shares of non-restricted Common Stock to the applicable named executive officers. Please see “2011 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a more detailed description of the restricted stock units.
(2)	The Value Realized on Vesting column reflects the aggregate value realized with respect to all stock awards that vested during the fiscal year ended December 31, 2014. The value realized in connection with each vesting of stock awards is calculated as follows: the number of vested shares underlying a restricted stock unit award multiplied by the closing price of the Company’s Common Stock on the vesting date. The value realized amounts are calculated in accordance with the rules and regulations of the SEC and may not reflect the amounts ultimately realized by the named executive officer.

Pension Benefits

Our named executive officers received no benefits in the fiscal year ended December 31, 2014 from us under defined pension or defined contribution plans.

Nonqualified Deferred Compensation

Our Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination or Change in Control

Our named executive officers are employees of our Manager or its affiliates and therefore we generally have no obligation to pay them any form of compensation upon their termination of employment, except with respect to the restricted stock unit award agreements entered into between such named executive officers and our Company. These agreements provide that any unvested portion of the award shall be immediately and irrevocably forfeited upon a termination of the employment of the named executive officer by the Manager or its affiliates, including a termination of employment due to such officer’s resignation, discharge, death or retirement.

The 2011 Equity Incentive Plan provides that, in the event of a “change in control” (as such term is defined in our 2011 Equity Incentive Plan), the Compensation Committee shall take any such action as in its discretion it shall consider necessary to maintain each grantee’s rights under the 2011 Equity Incentive Plan (including under grantee’s applicable award agreement) so that such grantee’s rights are substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in the number of shares, options or other awards granted, the number and kind of shares or other property to be distributed in respect of any options or rights previously granted under the plan, and the exercise price, purchase price, and performance-based criteria established in connection with any grants (to the extent consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), as applicable).

2011 Equity Incentive Plan and Other Matters

We have adopted the 2011 Equity Incentive Plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. The 2011 Equity Incentive Plan is administered by the Compensation Committee. The 2011 Equity Incentive Plan permits the granting of stock options, shares of restricted Common Stock, phantom shares, dividend equivalent rights, restricted stock units and other equity-based awards.

Administration

The Compensation Committee has full authority to administer and interpret the 2011 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of directors, officers, advisors, consultants and other personnel, personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, and any joint venture affiliates of ours to receive an award, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2011 Equity Incentive Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2011 Equity Incentive Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2011 Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The 2011 Equity Incentive Plan is administered by the Compensation Committee, which consists of three independent directors, each of whom is, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director, and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend that grants be exempt from the restriction of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or if no committee exists, the board of directors.

Available Shares

Our 2011 Equity Incentive Plan provides for grants of equity-based awards up to an aggregate of 5% of the issued and outstanding shares of our Common Stock on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into shares of Common Stock). If an option or other award granted under the 2011 Equity Incentive Plan expires or terminates, the shares subject to any portion of the award that expires, forfeits or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2011 Equity Incentive Plan after the tenth anniversary of the earlier of the date that such plan was initially approved by (i) our board of directors or (ii) our stockholders. No award may be granted under our 2011 Equity Incentive Plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding shares of our Common Stock.

Awards Under the Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Shares of Restricted Common Stock. A restricted share award is an award of shares of Common Stock that is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. Grants of shares of restricted Common Stock will be subject to vesting schedules as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Unless otherwise stated in the applicable award agreement, a participant granted shares of restricted Common Stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares of restricted Common Stock. Although dividends may be paid on shares of restricted Common Stock, whether or not vested, at the same rate and on the same date as on shares of our Common Stock, holders of shares of restricted Common Stock are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares, when issued, will reduce the number of shares available for grant under the 2011 Equity Incentive Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of Common Stock, or if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant or the Compensation Committee, as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.

Dividend Equivalent Rights. A dividend equivalent right is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalent rights shall be converted into cash or additional shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalent rights as it deems appropriate.

Restricted Stock Units. Restricted stock units represent a promise to pay shares of our Common Stock upon the completion of a service-based vesting period. Dividend equivalent rights are earned during the vesting period, and paid in the year following the year to which they relate.

Other Share-Based Awards. The 2011 Equity Incentive Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in Control

Upon a change in control (as defined in the 2011 Equity Incentive Plan), the Compensation Committee may make such adjustments to the number of shares available for grant under the 2011 Equity Incentive Plan as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that such adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).

Other Changes

Our board of directors may amend, alter, suspend or discontinue the 2011 Equity Incentive Plan but cannot take any action that would materially impair the rights of a participant’s existing grants without the participant’s consent unless necessary for compliance with applicable law or legislation or to meet the requirements of any accounting standard or to correct an administrative error. To the extent necessary and desirable (including, as required by law or any stock exchange rules), the board of directors must obtain approval of our stockholders for any amendment that would, other than through adjustment as provided in the 2011 Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under the 2011 Equity Incentive Plan or change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2011 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of AMTG. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished or otherwise available to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2014 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

Management Agreement

In connection with our IPO in July 2011, we entered into our Management Agreement with our Manager, which describes the services to be provided by our Manager and its compensation for those services. Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business.

Pursuant to the terms of our Management Agreement, our Manager is paid a base management fee equal to 1.5% per annum of our stockholders’ equity (as defined in our Management Agreement), calculated and payable (in cash) quarterly in arrears.

The current term of our Management Agreement expires on July 27, 2016, and shall be automatically renewed for one-year terms on each anniversary thereafter unless at least two-thirds of the Company’s independent directors vote to terminate the Management Agreement based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of the Company’s independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual base management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Following a meeting of the independent members of our board of directors on January 23, 2015 with respect to the Management Agreement, which included a discussion of our Manager’s performance and the level of the management fees thereunder, we determined not to terminate the Management Agreement.

For the period ended December 31, 2014, we incurred approximately $11.2 million in management fees. In addition to the management fee, we are also responsible for reimbursing the Manager for certain expenses paid by the Manager on our behalf and for certain services provided by the Manager to us. For the year ended December 31, 2014, we recorded expenses totalling approximately $7.6 million related to reimbursements for amounts paid by the Manager on our behalf. At December 31, 2014, we had a “payable to related party” liability of approximately $2.8 million for management fees incurred but not yet paid to the Manager and approximately $2.2 million for amounts paid by the Manager which were not yet reimbursed by us.

Registration Rights Agreement

We entered into a registration rights agreement with Apollo Principal Holdings I, L.P., Michael Commaroto, Paul Mangione and Keith Rosenbloom, with respect to the Common Stock owned by such entity and individuals purchased in concurrent private placements upon the completion of our IPO in July 2011. Pursuant to the registration rights agreement, we granted to the aforementioned entity and individuals (1) unlimited demand registration rights to have the shares purchased by them in the concurrent private placement registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering. These registration rights with respect to our Common Stock are currently applicable. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors and (iv) all of our directors and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 32,097,377 shares of our Common Stock outstanding as of the Record Date.

	Common Stock Beneficially Owned
Name and Business Address(1)	Common Stock	Total	Percent of Class
Directors and Officers
Michael A. Commaroto(2)(3)	69,000	69,000	*
Teresa D. Covello(2)(3)	3,000	3,000	*
Frederick N. Khedouri(2)(3)	13,465	13,465	*
Marc E. Becker(5)	—	—	*
Mark C. Biderman(2)(4)	29,965	29,965	*
Thomas D. Christopoul(2)(4)	24,588	24,588	*
James E. Galowski(2)(4)	6,000	6,000	*
Frederick J. Kleisner(2)(4)	41,188	41,188	*
Hope S. Taitz(2)(4)	24,588	24,588	*

All directors and executive officers as a group (9 persons)(3)	211,794	211,794	*

5% or Greater Beneficial Owners
International Value Advisers, LLC(6)	769,175	769,175	11.15%
BlackRock, Inc.(7)	2,733,120	2,733,120	8.05%
Brian Taylor/ Pine River Capital Management L.P.(8)	1,484,184	1,484,184	4.6%

*	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and named executive officer is c/o Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Each director and named executive officer has sole voting and investment power with respect to these shares.
(3)	Does not include restricted stock units granted under the 2011 Equity Incentive Plan.
(4)	Includes unvested shares of restricted Common Stock granted to our directors pursuant to our 2011 Equity Incentive Plan as follows:
(a) Mr. Biderman—12,326 shares of restricted Common Stock; (b) Mr. Christopoul—12,326 shares of restricted Common Stock;
(c) Mr. Kleisner—12,326 shares of restricted Common Stock; and (d) Ms. Taitz—12,326 shares of restricted Common Stock.
(5)	Mr. Becker has decided not to stand for re-election as a director at our 2015 annual meeting of stockholders.
(6)

Based on the information provided in a Schedule 13G filed with the SEC on February 13, 2015, International Value Advisers, LLC reported sole voting power with respect to 654,775 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 769,175 shares of Common Stock beneficially owned by it. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 11.15%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G. International Value Advisers, LLC’s address is 717 Fifth Avenue, 10th Floor, New York, New York 10022.

(7)

Based on the information provided in a Schedule 13G/A filed with the SEC on January 22, 2015, BlackRock, Inc. reported sole voting power with respect to 2,654,948 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 2,733,120 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 8.5%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10022.

(8)	Based on the information provided in a Schedule 13G/A filed with the SEC on February 2, 2015, Brian Taylor and Pine River Capital Management L.P. (collectively, “Pine River”) reported shared voting power and shared dispositive power with respect to 1,484,184 shares of Common Stock beneficially owned by Pine River. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 4.6%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G/A. Pine River’s address is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2016 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 31, 2015 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our Bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2016 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in the Company’s proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no later than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2016 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by December 31, 2015, but in no event earlier than December 1, 2015. The written notice must set forth the information and include the materials required by our Bylaws. The advance notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in the Company’s proxy statement pursuant to SEC rules.

Any such nomination or proposal should be sent to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019 and, to the extent applicable, must include the information and other materials required by our Bylaws.

DELIVERY AND HOUSEHOLDING OF PROXY MATERIALS

The rules of the SEC permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, Attn: Secretary or by calling our investor relations at (212) 515-3200. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the Internet and by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO OUR SECRETARY AT APOLLO RESIDENTIAL MORTGAGE, INC., 9 WEST 57TH STREET, 43RD FLOOR, NEW YORK, NEW YORK 10019.

By Order of the Board of Directors of AMTG,

/s/ Teresa D. Covello
Teresa D. Covello Chief Financial Officer, Treasurer and Secretary

New York, New York

April 30, 2015

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE t ENVELOPE PROVIDED. APOLLO RESIDENTIAL MORTGAGE, INC. ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on June 18, 2015. The shares of stock you hold in your account or in a dividend reinvestment account, if applicable, as of the close of business on April 22, 2015 will be voted as you specify on the reverse side. If this proxy is executed but no choice is specified, the votes you are entitled to cast will be cast “FOR” the election of each of the director nominees named in the accompanying Proxy Statement and “FOR” Proposals 2 and 3. By signing this proxy, you appoint Michael A. Commaroto and Teresa D. Covello, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on June 18, 2015 at 9:00 a.m., Eastern Daylight time, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, and any postponement or adjournment thereof, to cast on your behalf all votes that you are entitled to cast at the Meeting and to otherwise represent you at the Meeting with all powers possessed by you if personally present at the Meeting. By signing the proxy, you revoke all prior proxies with respect to the Meeting and acknowledge receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by reference herein. WHEN THIS PROXY IS PROPERLY EXECUTED, THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 18, 2015. The 2015 Proxy Statement and our 2014 Annual Report to Stockholders are available at: http://www.viewproxy.com/apolloresidentialmortgage/2015

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE t ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone CONTROL NUMBER CONTROL NUMBER Please mark, date and sign exactly as your name appears on this proxy card and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign. Dated: Signature(s) of Stockholder(s) Title Please mark, date and sign and return promptly this proxy in the enclosed envelope. 2. Ratification of the appointment of Deloitte & Touche LLP as Apollo Residential Mortgage, Inc.‘s independent registered public accounting firm for the fiscal year ending December 31, 2015. o FOR o AGAINST o ABSTAIN 3. Approval, on an advisory basis, of the compensation of Apollo Residential Mortgage, Inc.‘s named executive officers, as described in the 2015 Proxy Statement. o FOR o AGAINST o ABSTAIN The Board of Directors Recommends a Vote “FOR” the election of all of the director nominees listed below in Proposal 1 and “FOR” Proposals 2 and 3. 1. Election of directors: 01 Mark C. Biderman 05 Frederick N. Khedouri 02 Thomas D. Christopoul 06 Frederick J. Kleisner 03 Michael A. Commaroto 07 Hope S. Taitz 04 James E. Galowski To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) on the line(s) below I plan to attend the Annual Meeting o INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Please mark votes as in this example x FOR all nominees (except as marked) o WITHHOLD AUTHORITY for all nominees o For address changes and/or comments, please write them below